Exhibit 4.1
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                               QUEST CHEROKEE, LLC



                                   $51,000,000



                             15% Subordinated Notes







                             NOTE PURCHASE AGREEMENT







                             Dated December 22, 2003




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                                TABLE OF CONTENTS

Section                                                        Page


1.    AUTHORIZATION OF NOTES......................................1

2.    SALE AND PURCHASE OF SUBORDINATED NOTES.....................1

3.    CLOSING.....................................................1

4.    CONDITIONS TO CLOSING.......................................2
      4.1. Representations and Warranties.........................2
      4.2. Performance; No Default................................2
      4.3. Transactions...........................................2
      4.4. Compliance Certificates................................2
      4.5. Proceedings and Documents..............................3
      4.6. Fees and Expenses......................................3

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............3
      5.1. Organization; Power and Authority......................3
      5.2. Authorization, etc.....................................3
      5.3. Compliance with Laws, Other Instruments, etc...........4
      5.4. Governmental Authorizations, etc.......................4

6.    REPRESENTATIONS OF THE PURCHASER............................4
      6.1. Purchase for Investment................................4
      6.2. Source of Funds........................................4
      6.3. Organization; Power and Authority......................5
      6.4. Authorization, etc.....................................5
      6.5. Compliance with Laws, Other Instruments, etc...........6
      6.6. Governmental Authorizations, etc.......................6
      6.7. Accredited Investor....................................6

7.    INTEREST; PREPAYMENT OF THE NOTES...........................6
      7.1. Interest...............................................6
      7.2. Repayments and Prepayments.............................7
      7.3. Maturity; Surrender, etc...............................8

8.    AFFIRMATIVE COVENANTS.......................................8
      8.1. Compliance with Law....................................8
      8.2. Legal Existence, etc...................................8

9.    NEGATIVE COVENANTS..........................................8
      9.1. Use of Proceeds........................................8
      9.2. Merger, Consolidation, etc.............................8


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10.   REMEDIES ON DEFAULT, ETC....................................9
      10.1.Acceleration...........................................9
      10.2.Other Remedies.........................................9
      10.3.Rescission.............................................9
      10.4.No Waivers or Election of Remedies, Expenses, etc.....10

11.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES..............10
      11.1.Registration of Notes.................................10
      11.2.Transfer and Exchange of Notes........................10
      11.3.Replacement of Notes..................................11

12.   PAYMENTS ON NOTES..........................................11
      12.1.Home Office Payment...................................11

13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
      AGREEMENT..................................................12

14.   AMENDMENT AND WAIVER.......................................12
      14.1.Requirements..........................................12
      14.2.Solicitation of Holders of Notes......................12
      14.3.Binding Effect, etc...................................13
      14.4.Notes held by Company, etc............................13

15.   NOTICES....................................................13

16.   REPRODUCTION OF DOCUMENTS..................................14

17.   MISCELLANEOUS..............................................14
      17.1.Successors and Assigns................................14
      17.2.Payments Due on Non-Business Days.....................14
      17.3.Severability..........................................14
      17.4.Construction..........................................14
      17.5.Counterparts..........................................15
      17.6.Governing Law.........................................15


Schedule A     -     Information Relating To Purchasers

Schedule B           Defined Terms

Exhibit 1      -     Form of 15% Subordinated Note




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                               QUEST CHEROKEE, LLC
                                 5901 N. Western
                                    Suite 200
                          Oklahoma City, Oklahoma 73118




                             15% Subordinated Notes



                                                               December 22, 2003

Cherokee Energy Partners LLC
200 Clarendon Street
Boston, MA 02117

Ladies and Gentlemen:

           Quest Cherokee, LLC, a Delaware limited liability company (the "Company"), agrees with Cherokee Energy Partners LLC ("you" or "Purchaser") as follows:

1.    AUTHORIZATION OF NOTES.

           The Company will authorize the issue and sale of $51,000,000.00 aggregate principal amount of its 15% Subordinated Notes (the "Subordinated Notes") such term to include any such notes issued in substitution therefor pursuant to Section 12 of this Agreement. The Subordinated Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. In addition, on or before the Closing, the Company shall authorize the issue and delivery of PIK Notes (as hereinafter defined). The aggregate principal amount of the Subordinated Notes outstanding at any time may not exceed $51,000,000.00 plus the aggregate principal amount of PIK Notes.

2. SALE AND PURCHASE OF SUBORDINATED NOTES.

           Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Subordinated Notes in the aggregate principal amount of $51,000,000.00.

3.    CLOSING.

           The sale and purchase of the Subordinated Notes to be purchased by you shall occur at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 10:00 a.m., Houston time, at a closing (the "Closing") on December 22, 2003 or on such other Business Day or at such other location as may be agreed upon by the Company and you. At the



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Closing the Company will deliver to you the  Subordinated  Notes to be purchased by you in the form of a single Subordinated Note (or such greater number of Subordinated Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor (less all fees and expenses to be deducted by you pursuant to Section 4.6 of this Agreement) by wire transfer of immediately available funds for the account of the Company to account number Devon Energy Production Company, LP, Bank of America, ABA 111000012, Account 1252483696.

4.    CONDITIONS TO CLOSING.

           Your obligation to purchase and pay for the Subordinated Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.  Representations and Warranties.

           The representations and warranties of the Company in this Agreement shall be true and correct in all material respects at the time of the Closing.

4.2.  Performance; No Default.

           The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Subordinated Notes, no Default or Event of Default shall have occurred and be continuing.

4.3.  Transactions

           The Closing Transactions shall have been consummated or shall be consummated concurrently with the Closing, in each case, on terms and conditions reasonably acceptable to you.

4.4. Compliance Certificates.

     (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

     (b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.


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4.5.  Proceedings and Documents.

           All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement (including, without limitation, the Transaction Documents) and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.6.  Fees and Expenses

           On the Closing Date, the Company shall pay you a commitment fee in an amount equal to 2.0% of the Subordinated Notes issued and sold pursuant to
Section 2. The Company shall pay you the fees, charges and disbursements incurred by you in connection with the transactions contemplated by this Agreement, including reasonable fees payable to your special counsel as reflected in a statement of such counsel rendered to the Company. The Company agrees and hereby authorizes you to deduct from the amount of the purchase price of the Subordinated Notes the fees and expenses due pursuant to this Section 4.6.



5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

           The Company represents and warrants to you that:

5.1.  Organization; Power and Authority.

           The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of its properties or the nature of its business make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. The Company has the power and authority to execute and deliver this Agreement, the Notes and the Transaction Documents and to perform the provisions hereof and thereof.

5.2.  Authorization, etc.

           This Agreement, the Notes and the Transaction Documents have been duly authorized by all necessary limited liability company action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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5.3.  Compliance with Laws, Other Instruments, etc.

           The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, limited liability company agreement, or any other agreement or instrument to which the Company is bound or by which the Company or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, except in each case above, where such contravention, conflict, breach or violation could not reasonably be expected to result in a Material Adverse Effect.

5.4.  Governmental Authorizations, etc.

           No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or any of the Notes.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.  Purchase for Investment.

           You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.  Source of Funds.

           You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29,


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1990), or (ii) a bank collective  investment fund, within the meaning of the PTE
91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

     (d) the Source is a governmental plan; or

     (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

     (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

6.3.  Organization; Power and Authority.

           The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of its properties or the nature of its business make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a material adverse effect. The Purchaser has the power and authority to execute and deliver this Agreement and to perform the provisions hereof and thereof.

6.4.  Authorization, etc.

           This Agreement has been duly authorized by all necessary limited liability company action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its


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terms,   except  as  such  enforceability  may  be  limited  by  (i)  applicable
bankruptcy,  insolvency,  reorganization,   moratorium  or  other  similar  laws
affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.5. Compliance with Laws, Other Instruments, etc.

           The execution, delivery and performance by the Purchaser of this Agreement will not (i) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, limited liability company agreement, or any other agreement or instrument to which the Purchaser is bound or by which the Purchaser or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Purchaser or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Purchaser, except in each case above, where such contravention, conflict, breach or violation could not reasonably be expected to result in a material adverse effect.

6.6.  Governmental Authorizations, etc.

           No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement.

6.7.  Accredited Investor.

           Purchaser represents that it is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

7. INTEREST; PREPAYMENT OF THE NOTES.

7.1. Interest.

     (a) Interest  accrued on each Note shall be payable,  without  duplication:
(i) subject to Section 7.1(b), on each Interest Payment Date and (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Note.

     (b) All interest occurring under the Notes which becomes due and payable on an Interest Payment Date shall, to the extent (i) that a payment due under the Notes is precluded to be made to you in cash by the terms of the Senior Loan Documents or (ii) the Company does not having sufficient cash available on such Interest Payment Date to make such payment pursuant to Section 5.4 of the Amended and Restated Limited Liability Company Agreement, be paid to you by the issuance of a note (a "PIK Note") in a principal amount equal to the amount of accrued interest due and payable to you on such Interest Payment Date. The PIK Notes shall be substantially in the form set out in Exhibit 1. The failure of the Company to issue you a PIK Note on any Interest Payment Date when due as provided in this Section 7.1(b) shall not alter or affect the obligation of the Company to pay the amount due on such Interest Payment Date under the terms of this Agreement and each Note, and such accrued and unpaid amount shall in all


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events  be  deemed  to  be  an  obligation   to  issue  a  PIK  Note   hereunder
notwithstanding any action or non-action of the Company.

7.2.  Repayments and Prepayments.

           The Company shall repay in full the unpaid principal amount of the Notes upon the Final Maturity Date. The Company shall have the right to extend the Final Maturity Date one time by a period of up to two (2) additional years, provided that the Company notifies the Purchaser in writing that it desires to extend the Final Maturity Date, such notice to be received by the holder of each Junior Note no later than sixty (60) days prior to the current Final Maturity Date. Prior thereto, the Company:

     (a) may, from time to time on any Business Day, prepay, in whole or in part, the outstanding principal amount of any Notes; provided, however, that all such voluntary prepayments shall require at least three (3) but no more than five (5) Business Days prior written irrevocable notice to you, and (ii) if such prepayment is made as a result of an Early Liquidation Event, such prepayment shall include the Make Whole Amount;

     (b) shall, to the extent permitted under the Senior Loan Documents, on each Distribution Date, prepay the principal of the Notes in an amount equal to a percentage of the Company's Net Cash Flow determined pursuant to Section 5.4(a) of the Amended and Restated Limited Liability Company Agreement;

     (c) shall, to the extent permitted under the Senior Loan Documents, upon the occurrence of an Early Liquidation Event, repay each and every Note and the Make Whole Amount;

     (d) from and after the Senior Term Repayment Date, shall, immediately upon any acceleration of the Final Maturity Date of the Notes pursuant to Section 11, repay each and every Note. Except as otherwise provided in this Section 7.2, each prepayment of the Notes made in accordance with this Section 7.2 shall be applied, to the extent of such payment, in the following order: (1) first, to the payment of accrued interest on the Notes; (2) second, to the payment of accrued interest on the outstanding PIK Notes in the inverse order of the dates of the issuance of the PIK Notes; (3) third, to the payment of principal on the Notes in the inverse order of the dates of the issuance of the Notes; (4) fourth, in the event of an Early Liquidation Event, to the payment of the Make Whole Amount, if any; and (5) fifth, to the payment of all other obligations owing to you under this Agreement. The parties hereto agree, that even if the outstanding principal amount of the Notes has been repaid in full, the Notes will continue to be outstanding until the earlier of (i) December 22, 2006 and
(ii) the date the Make Whole Amount has been paid in full. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid, is intended to provide compensation for the deprivation of such right under such circumstances.


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7.3.  Maturity; Surrender, etc.

           In the case of each prepayment of Notes pursuant to this Section 7, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, but only in the event of an Early Liquidation Event. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.    AFFIRMATIVE COVENANTS.

           The Company covenants that so long as any of the Notes are outstanding:

8.1.  Compliance with Law.

           The Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2.  Legal Existence, etc.

           The Company will at all times preserve and keep in full force and effect its limited liability company existence and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.    NEGATIVE COVENANTS.

           The Company covenants that so long as any of the Notes are outstanding:

9.1.  Use of Proceeds.

           The Company will not use the proceeds of the Subordinated Notes other than as permitted pursuant to the Senior Credit Facilities.

9.2.  Merger, Consolidation, etc.

           The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of


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transactions  to any Person unless (a) the Company is the  survivor,  or (b) the surviving Person assumes all obligations of the Company under this Agreement.

10. REMEDIES ON DEFAULT, ETC.

10.1. Acceleration.

     (a)  If  an  Event  of  Default   described  in  Section  5(a)(ii)  of  the
Subordinated   Note  has  occurred,   all  the  Notes  then  outstanding   shall
automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

     (c) If any Event of Default described in Section 5(a)(i) of the Subordinated Note has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

           Upon any Notes becoming due and payable under this Section 10.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

10.2. Other Remedies.

           If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 10.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

10.3. Rescission.

           At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 10.1, the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 10.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

10.4. No Waivers or Election of Remedies, Expenses, etc.

           No course of  dealing  and no delay on the part of any  holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 13, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 10, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

11. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

11.1. Registration of Notes.

           The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

11.2. Transfer and Exchange of Notes.

           Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Any transfer of all or a portion of the Notes must be made simultaneously with, and in proportion to, a transfer of a Class A Membership Interests in the Company. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

11.3. Replacement of Notes.

           Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

12.   PAYMENTS ON NOTES.

12.1. Home Office Payment.

           So long as you or your nominee shall be the holder of any Note, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at the address specified in Schedule A. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 11.2. The Company will afford the benefits of this Section
12.1 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 12.1.

13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

           All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

14.   AMENDMENT AND WAIVER.

14.1. Requirements.

           This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and
(b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 11 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount, if any, on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 10, or 14.

14.2. Solicitation of Holders of Notes.

     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

14.3. Binding Effect, etc.

           Any amendment or waiver consented to as provided in this Section 14 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

14.4. Notes held by Company, etc.

           Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

15.   NOTICES.

           All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

               (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

               (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

               (iii) if to the Company, to 5901 N. Western, Suite 200, Oklahoma City, Oklahoma 73118, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 15 will be deemed given only when actually received.

16.   REPRODUCTION OF DOCUMENTS.

           This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 16 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

17.   MISCELLANEOUS.

17.1. Successors and Assigns.

           All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

17.2. Payments Due on Non-Business Days.

           Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

17.3. Severability.

           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

17.4. Construction.

           Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

17.5. Counterparts.

           This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

17.6. Governing Law.

           This Agreement and the Notes shall be construed in accordance with, and this Agreement and the Notes and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement and the Notes shall be governed by, the law of the State of New York.

                                   * * * * *

           If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                       Very truly yours,

                                       QUEST CHEROKEE, LLC


                                       By:    /s/ Jerry Cash
                                              -----------------
                                       Name:  Jerry D. Cash
                                              -----------------
                                       Title: Manager
                                              ------------------


The foregoing is hereby agreed to as
of the date thereof.

CHEROKEE ENERGY PARTNERS LLC



By: /s/ Christopher J. Picotte
    ----------------------------
Name: Christopher J. Picotte
      --------------------------
Title:Vice President
      --------------------------

                                                                      SCHEDULE A
                                                                      ----------

                       INFORMATION RELATING TO PURCHASERS

                                                    Principal Amount of
        Name and Address of Purchaser              Notes to be Purchased
        -----------------------------              ---------------------

CHEROKEE ENERGY PARTNERS LLC                           $51,000,000.00

(1) All   payments  by  wire   transfer  of
    immediately available funds to:

    For ArcLight  Energy  Partners  Fund I, L.P.
    Bank:  Boston Private Bank & Trust Company
    Boston, MA
    ABA:    011-002-343
    Account Name: ArcLight Energy Partners
    Fund I, L.P.
    Account Number: 3095030

    with sufficient information to identify
    the source and  application of such funds.

(2) All notices of payments and written
    confirmations of such wire transfers:

    200 Clarendon Street, 55th Fl.
    Boston, MA 02117
    Attn:  General Counsel
    (617) 867-4698 (Fax)
    (617) 531-6316 (Ph)

(3) All other communications:

    200 Clarendon Street, 55th Fl.
    Boston, MA 02117
    Attn:  General Counsel
    (617) 867-4698 (Fax)
    (617) 531-6316 (Ph)





                               Schedule A - Page 1

                                                                      SCHEDULE B
                                                                      ----------

                                  DEFINED TERMS

           As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

           "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

           "Amended and Restated LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company attached as Exhibit A to the Membership Interest Purchase Agreement.

           "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

           "Closing" is defined in Section 3.

           "Closing Transactions" means the closing of each of the transactions described as "Closing Transactions" in the Senior Loan Documents (other than the Closing under this Agreement) and the execution and delivery to Purchaser of (i) the Guaranty by Quest, in favor of Purchaser, of the obligations of the Quest Subsidiaries under the Membership Interest Purchase Agreement, (ii) the Pledge Agreement pledging to Purchaser, all of the Quest Subsidiaries' Class B Membership Interests in the Company to secure the obligations of the Quest Subsidiaries under the Membership Interest Purchase Agreement; and (iii) the Non-Competition and Non-Disclosure Agreement among the Company, the Purchaser, Quest and the Quest Subsidiaries.

           "Company" means Quest Cherokee, LLC, a Delaware limited liability company.

           "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

           "Distribution Date" is defined in the Amended and Restated LLC Agreement.

           "Early Liquidation Event" is defined in the Amended and Restated LLC Agreement.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

           "Event of Default" is defined in Section 5 of the Subordinated Note.


                           Schedule B - Page 1

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Final  Maturity  Date" means the later of (i)  December 22, 2008 and
(ii) the final maturity date for the Notes permitted under the Term Facility, or such later date as extended by the Company pursuant to Section 7.2.

           "Governmental Authority" means

           (a)  the government of

                (i) the United States of America or any State or other political subdivision thereof, or

               (ii)  any jurisdiction  in  which the Company or  any  Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

           (b)  any   entity   exercising   executive,   legislative,  judicial,
           regulatory or administrative functions of, or pertaining to, any such government.

           "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 11.1.

           "Institutional Investor" means (a) any original purchaser of a Note and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form that has a net worth of at least $100,000,000.

           "Interest Payment Date" means the last day of each January, April, July and October of each year, commencing January 31, 2004.

           "JW" means J-W Gas Gathering, LLC, a Kansas limited liability company.

           "Make Whole Amount" means an amount equal to the Make Whole Payment (as defined in the Amended and Restated LLC Agreement).

           "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

           "Membership Interest Purchase Agreement" shall mean the Membership Interest Purchase Agreement dated as of December 22, 2003, by and among you, QOG, QES, STPC, PGPC, PSI, and JW.

           "Net Cash Flow" is defined in the Amended and Restated LLC Agreement.

                           Schedule B - Page 2

           "Notes" mean the Subordinated Notes and the PIK Notes.

           "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

           "Person"  means  an  individual,  partnership,  corporation,  limited
liability  company,  association,   trust,  unincorporated  organization,  or  a
government or agency or political subdivision thereof.

           "PGPC"  means  Ponderosa  Gas  Pipeline  Company,   Inc.,  a  Kansas
corporation.

           "PIK Notes" is defined in Section 7.1(b).

           "PSI" means Producers Service, Incorporated, a Kansas corporation.

           "Purchaser" is defined in Section 1.
                                     ---------

           "QES" means Quest Energy Service, Inc., a Kansas corporation.

           "QOG" means Quest Oil & Gas Corporation, a Kansas corporation.

           "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

           "Quest" means Quest Resource Corporation, a Nevada corporation.

           "Quest Subsidiaries" means QES, PSI, PGPC, QOG, JW and STPC.

           "Required Holders" means, at any time, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

           "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

           "Securities Act" means the Securities Act of 1933, as amended from time to time.

           "Senior Credit Facilities" means the Senior Secured Revolving Credit Facility and the Term Facility.

           "Senior  Financial   Officer"  means  the  chief  financial  officer,
principal accounting officer, treasurer or comptroller of the Company.

           "Senior Loan Documents" means each of the agreements executed by the Company in connection with the Senior Credit Facilities.


                           Schedule B - Page 3

           "Senior Secured Revolving Facility" means the $200,000,000.00 Credit Agreement dated December 22, 2003, among the Company, the lenders party thereto, and Bank One, NA, as administrative agent and collateral agent.

           "Senior Term Repayment Date" is defined in Section 6 of the Subordinated Note.

           "STPC" means STP Cherokee, Inc., an Oklahoma corporation.

           "Subordinated Notes" is defined in Section 1.

           "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

           "Term Facility" means the $35,000,000.00 Credit Agreement dated December 22, 2003, among the Company, the lenders party thereto, and Bank One, NA, as administrative agent and collateral agent.

           "Term Notes" means the notes issued by the Company to the lenders under the Term Facility.

           "Transaction Documents" means each of the agreements and instruments executed by the Company in connection with the Closing Transactions.


                           Schedule B - Page 4